XO Holdings Reports First Quarter 2010 Financial Results

HERNDON, VA – May 17, 2010 – XO Holdings, Inc. (OTCBB: XOHO) today announced its first quarter 2010 financial and operational results.

Adjusted EBITDA was $30.6 million in the first quarter of 2010, an increase of $2.5 million compared to the year-ago period. Net loss in the first quarter of 2010 was $16.6 million, an increase of $12.1 million compared to the net loss of $4.5 million in the first quarter of 2009. XO’s results in the first quarter of 2009 included net investment gains of $9.8 million. There were no investment gains recognized during the first quarter of 2010 and management does not anticipate any significant investment gains during the remainder of 2010.

Total revenue for the first quarter of 2010 was $369.5 million, a decrease of $8.3 million, or 2%, compared to the year-ago period. This decrease primarily resulted from targeted price increases within XO’s wholesale long-distance services, which were implemented to improve margins on selected routes.

“While existing market dynamics continue to be a challenge for the telecommunications industry as a whole, XO’s continued focus on providing best-in-class broadband services and products well positions the company to execute upon its long-term business plan,” said Carl Grivner, chief executive officer of XO.

First Quarter 2010 Financial Results

($ in millions)	Q1 2010	Q4 2009	Q1 2009
Revenue	$369.5	$375.8	$377.8
Adjusted EBITDA (1)	$30.6	$43.3	$28.1
Adjusted EBITDA % (2)	8%	12%	7%
Net Income (Loss)	$(16.6)	$13.3	$(4.5)
Preferred Stock Accretion	$(20.2)	$(20.4)	$(19.5)
Net Loss Allocable to Common Shareholders	$(36.8)	$(7.1)	$(24.0)
Capital Expenditures	$64.2	$50.1	$40.3

(1) Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements.

(2) Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.

Revenue

In the first quarter of 2010, XO’s Broadband offerings generated $209.8 million in revenue, an increase of $20.4 million, or 11%, from the year-ago period. This increase principally resulted from growth in the IP VPN, IP Flex, Ethernet and Dedicated Internet Access services, compared to the year-ago period. This growth was driven by strong demand for secure, low-cost IP access, and XO’s continued focus on moving customers away from TDM-based solutions. Growth for these services was partially offset by a decline of $3.5 million in wholesale Carrier VoIP termination revenue due to targeted price increases intended to improve margins on selected routes.

The revenue growth in XO’s Broadband services is partially offset by the year-over-year decrease in Integrated/Voice service revenues. This category contains more mature bundled data and voice offerings, as well as traditional Carrier Long Distance Termination (CLDT). In addition to the continuing demand shift from older integrated voice and data offerings to Broadband-enabled solutions, CLDT revenue decreased by $4.6 million compared to the year-ago period. The decline in CLDT revenue was also due to targeted price increases intended to improve margins on selected routes. Also contributing to the company’s lower revenue year-over-year was the continued decline in XO’s traditional Legacy/TDM services, which decreased $10.8 million, or 9%, compared to the same period last year reflecting XO’s ongoing strategic focus on offering Broadband-enabled solutions to customers and prospects.

First Quarter 2010 Service Revenue

($ in millions)	Q1 2010	Q4 2009	Q1 2009	% Change Q1 2010 – Q1 2009
Broadband	$209.8	$209.8	$189.5	11%
Integrated Voice	$55.9	$59.2	$73.7	(24)%
Legacy TDM Services	$103.8	$106.8	$114.6	(9)%
Total Revenue	$369.5	$375.8	$377.8	(2)%

First Quarter Network and Operations Highlights

During the first quarter of 2010, XO made several strategic enhancements to its product offerings and network capabilities, thereby enabling the company to more effectively capture the high-potential wholesale carrier and enterprise customer segments.

Most notably, XO completed an upgrade of its network to enable 40 Gigabits per second (Gbps) network services in all major metropolitan U.S. markets the company serves. This upgrade enables XO to cost-effectively meet enterprise and wholesale customers’ growing need for ultra-high bandwidth and low-latency connectivity.

During the first quarter of 2010, XO also expanded its international presence to capture the growing need for high-speed private-line and IP services between the United States, Europe, and Latin America. Specifically, XO added its fourth international gateway to Latin America through a carrier-neutral facility on the U.S.-Mexico border in McAllen, Texas. The addition of this gateway, along with an 800-mile expansion of its fiber network in Southern Texas, enables XO to provide direct network access to dozens of U.S. and Mexican telecom entities. Additionally, XO entered a relationship with an international service provider to offer high-capacity circuits between the U.S. and Europe, as well as to bolster its IP operations and peering structure in London, Amsterdam, Frankfurt and Madrid. This relationship resulted in an estimated 30 percent increase in XO’s trans-Atlantic capacity.

Despite the challenging economic climate, XO also continued to deploy its award-winning broadband solutions to leading enterprises across the United States. This included its XO Enterprise SIP offering, a unique solution that gives multi-location businesses the scalability and flexibility to transform their distributed voice network architecture into a more centralized and cost-effective VoIP solution. In addition to being embraced by XO’s new and existing customers, XO Enterprise SIP was also named Internet Telephony’s 2009 “Product of the Year” in January 2010.

Similarly, XO’s carrier services offerings received numerous industry accolades during the quarter, including securing six Wholesale Carrier Excellence Awards. Telecommunications research consultancy and benchmarking firm ATLANTIC-ACM recognized XO for its ongoing commitment to providing a positive customer experience in the following categories: sales representatives; provisioning; billing; customer service; quality and value of data services; and voice and data product price.

Corporate Highlights

On July 9, 2009, XO purchased and retired 304,314 shares of Class A preferred stock from entities unaffiliated with the Chairman of the Company’s Board of Directors (“The Chairman”) at an aggregate purchase price of approximately $18.4 million. On January 15, 2010, XO redeemed and retired all remaining 599,137 shares of Class A preferred stock held by entities unaffiliated with the Chairman for cash at a redemption price equal to 100% of the aggregate liquidation preference of $41.4 million as of such date. As of March 31, 2010, ACF Holding was the holder of 100% of the remaining 3,096,549 shares of Class A preferred stock (the “ACF Holding Shares”).  In accordance with an agreement entered into between XO and ACF Holding in 2009 extending until April 15, 2010 the date by which XO would be required to redeem the shares of Class A preferred stock held by ACF Holding, on April 15, 2010, XO redeemed and retired the ACF Holding Shares for cash at a redemption price equal to 100% of the aggregate liquidation preference for such shares of $217.4 million as of such date.

XO’s primary capital needs are to finance the cost of operations, acquire capital assets in support of the Company’s operations and to take advantage of opportunities to enhance the Company’s competitive position. XO believes that to remain competitive with much larger telecom and cable companies, significant additional capital expenditures will be required to enhance and operate the Company’s fiber network. In order to maintain XO’s competitive position, the Company intends to raise additional capital and continue to explore various alternatives to obtain additional capital. XO continues to believe that these alternatives should not include an issuance of high yield debt because such an issuance would be deleterious to XOH for the following reasons: 1) the high cost of such debt would negatively affect the Company’s ability to compete in the current highly competitive telecommunications environment; and 2) the burdensome restrictive covenants associated with such debt would impair XO’s ability to pursue potential strategic investments and to take advantage of other opportunities which may be necessary for the Company to compete in such environment. In addition, XO believes that certain opportunities exist today in the highly competitive telecommunications industry that may not recur such as, but not limited to, the acquisition of other telecommunication service providers. For all the above reasons, XO intends to raise additional capital and continues to explore various alternatives to obtain additional capital in the near future.

About XO Holdings

XOH is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network, extensive local metro networks and broadband wireless facilities, XOH offers customers a broad range of managed voice, data and IP services in 85 metropolitan markets across the United States. For more information, visit www.xo.com.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing our ability to remain an industry leader, enhance our communications solutions, broaden our customer reach, grow our revenues, expand our market share, continue to deliver a broad range of high-capacity network services and mid-band Ethernet services, meet the growing demand for high-speed Internet access services, cost-effectively meet enterprise and wholesale customers’ growing need for ultra-high bandwidth and low-latency connectivity, continue to provide Latin American access to U.S. and Mexican telecom entities, continue to bolster our IP operations and peering structure in Europe, execute upon our long-term business plan, pursue growth opportunities, achieve sustained growth and generate funds from operations or from future financing sufficient to fund our business plan and pay our financial obligations. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of XOC may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.

This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.

Accompanying financial statements located at http://www.xo.com/about/Pages/investor.aspx

Contact:
Monica Heckman/Courtney Harper/Charlotte Walker
Reputation Partners (for XO Communications)
T: 312-819-5720

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Revenue	$369,549	$377,825

Cost of service (exclusive of depreciation and amortization)	208,475	220,004
Selling, general and administrative	130,634	129,964
Depreciation and amortization	44,867	43,396
Loss on disposal of assets	1,908	1,515
Total costs and expenses	385,884	394,879
Loss from operations	(16,335)	(17,054)

Investment gain, net	-	9,757
Interest income (expense), net	25	3,121

Net loss before income taxes	(16,310)	(4,176)

Income tax expense	(295)	(292)

Net loss	(16,605)	(4,468)

Preferred stock accretion	(20,155)	(19,508)

Net loss allocable to common shareholders	$(36,760)	$(23,976)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.20)	$(0.13)

Weighted average shares, basic and diluted	182,075	182,075

Total adjusted EBITDA	$30,578	$28,110

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$309,837	$363,159
Marketable securities	1,400	1,320
Accounts receivable, net	133,311	153,745
Other current assets	33,017	29,248
Property and equipment, net	766,013	749,930
Broadband wireless licenses and other intangibles, net	45,233	45,233
Other assets	64,255	67,123
Total assets	$1,353,066	$1,409,758

Accounts payable and other current liabilities	$300,250	$297,799
Other long-term liabilities	124,421	125,731
Class A convertible preferred stock	216,874	255,011
Class B convertible preferred stock	625,644	614,912
Class C perpetual preferred stock	230,075	223,958
Total stockholders' deficit	(144,198)	(107,653)
Total liabilities, preferred stock and stockholders' deficit	$1,353,066	$1,409,758

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	(Unaudited)	(Unaudited)	(Unaudited)

Net income (loss) before income taxes	$(16,310)	$13,098	$(4,176)

Depreciation and amortization	44,867	50,551	43,396

Loss on disposal of assets	1,908	5,699	1,515

Investment gain, net	-	(25,695)	(9,757)

Interest (income) expense, net	(25)	(521)	(3,121)

EBITDA	30,440	43,132	27,857

Stock-based compensation	138	135	253

Adjusted EBITDA (1)	$30,578	$43,267	$28,110

(1)  Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss impairment/disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.